SYNERGISTICS, INC.
                               SIGNS MERGER AGREEMENT


     Boston, Massachusetts, July 29, 2002 - Synergistics, Inc., a manufacturer of access control systems primarily used to control physical access and building security management in ATM vestibules and small to large commercial buildings and building groups, announced today that it has signed a definitive merger agreement with a corporation formed by Renaissance Industrial LLC. Under this agreement, the new corporation will merge with Synergistics and each share of common stock of Synergistics will be canceled in exchange for a cash payment of approximately $.03 per share based on a total purchase price of approximately $350,000, subject to certain adjustments. The transaction has been approved by the Board of Directors of both companies. Completion of the merger is subject to the approval by the holders of two-thirds of the outstanding shares of common stock of Synergistics. The principal stockholder of Synergistics has entered into a voting agreement to vote their shares, constituting in excess of two-thirds of the outstanding shares of common stock of Synergistics, in favor of the merger. Synergistics expects to file preliminary proxy materials within approximately one week for a stockholder meeting to act on the merger agreement. If the transaction is approved by the stockholders of Synergistics, Synergistics will seek to terminate registration of its common stock under the Securities Exchange Act of 1934, as amended, and cease being a publicly traded corporation.